Exhibit 99.1

JMP GROUP APPOINTS MARK LEHMANN PRESIDENT

SAN FRANCISCO, Mar. 26, 2021 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, today announced that Mark Lehmann, chief executive officer of JMP Securities, the company’s primary operating subsidiary, has additionally been named president of JMP Group. Mr. Lehmann continues to serve as a member of the company’s board of directors and its executive committee.

“I’ve known Mark for nearly 30 years and have worked alongside him at JMP for more than 17,” said Joe Jolson, chairman and chief executive officer of JMP Group. “During that time, he has been a tireless leader, creating unique relationships across our firm and with many of our most important corporate and institutional clients. Mark’s appointment as president recognizes that JMP Group and JMP Securities are largely converging as we continue to streamline our business model. In his expanded role, Mark will not only guide our investment banking activities but will also help shape our corporate investment strategy as we execute on our long-term growth plan.”

Lehmann joined JMP Group in 2003. He was previously the global director of institutional sales and the global director of equity research at Banc of America Securities, after serving as an institutional salesperson at the firm and its predecessor, Montgomery Securities. Lehmann holds a JD degree from the New York University School of Law and an undergraduate degree from the University of Illinois. He is a certified public accountant.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture capital and private capital activities through Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com

Michael Falco
(646) 808-3611
michael@dlpr.com